Exhibit 99.1

Spartan Motors’ Utilimaster Seeks Withdrawal from USPS Next Generation Delivery Vehicle Program as Body Builder

Partners with Prototype Award Participant to Upfit USPS Vehicles with Cargo Management Solutions

CHARLOTTE, Mich., February 21, 2017 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”), a global leader in specialty chassis and vehicle design, manufacturing and assembly, today announced that its Spartan Fleet Vehicles and Services (FVS) business unit — which encompasses the Utilimaster go-to-market brand — has stopped development on the United States Postal Service (USPS) Next Generation Delivery Vehicle (NGDV) Program as a prime contractor in the functional prototype development project and has sought withdrawal from the USPS. Spartan is continuing efforts to support this project and will partner with a leading USPS prototype award participant, to provide interior cargo solutions specific for the USPS’s needs.

“As a global leader in fleet vehicle design and production, we were honored to be among a select group of vehicle makers to win the USPS prototype award,” said Daryl Adams, President and Chief Executive Officer of Spartan Motors. “However, when we took a close look at the economics as a result of our inability to reach a satisfactory agreement with our commercial chassis supplier, further participation in the program as the primary body builder did not meet our baseline financial targets. Working closely with one of the USPS prototype award participants will enable us to participate in this significant NGDV program without the related upfront developmental capital requirement, while building what we’re best at for the fleet market – custom interior cargo management solutions.”

Utilimaster has produced route delivery and other vehicles for the USPS since 1999. As previously announced, Utilimaster was one of six vehicle manufacturers selected to receive the prototype award as part of a comprehensive USPS Request for Proposal (RFP) process. After a thorough evaluation, in-depth supplier consideration, and extensive financial modeling, Spartan has determined that remaining in the USPS NGDV project as a cargo management supplier provides a better return on capital, which better serves the Company and its shareholders.

“We would like to extend our most sincere thanks to the USPS for considering and selecting Spartan to take part in the evolution of their fleet,” continued Adams. “We look forward to assisting with development effort and providing the USPS with high quality cargo management solutions that best meet the needs of their business, while ensuring improved safety, productivity, and performance for their route delivery personnel.”

Spartan Motors, Inc.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck) markets. The Company's brand names— Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, and Utilimaster®, a Spartan Motors Company— are known for quality, durability, performance, customer service and first-to-market innovation. The Company operates facilities in Michigan, Indiana, Pennsylvania, Kansas, Wisconsin, Nebraska, South Dakota, Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $550 million in 2015. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

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CONTACT:

Media:	Investors:

Samara Hamilton	Juris Pagrabs
Corporate Director of Marketing	Group Treasurer & Director of Investor Relations
Spartan Motors, Inc.	Spartan Motors, Inc.
(517) 997-3860	(517) 997-3862

Spartan Motors, Inc.